Exhibit 99.1

Media Contact: Amber Best	New Page 8540 Gander Creek Drive
937-242-9093	Miamisburg, OH 45342

Investor Contact:

Barbara Telek

937-242-9629

FOR IMMEDIATE RELEASE

NEWPAGE SPECIAL DISTRIBUTION

MIAMISBURG, Ohio – March 7, 2014 – NewPage Holdings Inc. (“NewPage”) previously announced, on February 11, 2014, that its board of directors declared a special distribution and $34.29 per share of common stock was paid, on February 21, 2014, to stockholders of record on February 14, 2014.

Upon further review, NewPage determined it can pay out approximately $0.06 more per share of common stock in connection with the special distribution. Therefore, NewPage will make a supplemental payment, to the same record holders who were stockholders of record on February 14, 2014, on March 19, 2014.

Computershare is acting as company agent in the payment of the supplemental distribution, which will be paid via check. NewPage stockholders may contact Computershare at 1-800-962-4284 or Barbara Telek, Assistant Treasurer at (937) 242-9629 or via email at Barbara.Telek@newpagecorp.com.

About NewPage

NewPage is a leading producer of printing and specialty papers in North America with $3.1 billion in net sales for the year ended December 31, 2013 is headquartered in Miamisburg, Ohio, and owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. These mills have a total annual production capacity of approximately 3.5 million tons of paper.

The company’s portfolio of paper products includes coated, supercalendered and specialty papers. These papers are used in commercial printing to create corporate collateral, magazines, catalogs, books, coupons, inserts and direct mail as well as in specialty paper applications including beverage bottle labels, food and medical packaging, pressure-sensitive labels and release liners. To learn more, visit www.NewPageCorp.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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